Exhibit 99.1

ONCOTHYREON APPOINTS JULIE M. EASTLAND
AS CHIEF FINANCIAL OFFICER

SEATTLE, WASHINGTON – August 31, 2010 – Oncothyreon Inc. (Nasdaq: ONTY) today announced the appointment of Julie M. Eastland as Chief Financial Officer and Vice President, Corporate Development, effective September 7, 2010.  Ms. Eastland’s responsibilities will include financial management, investor relations and business development.

“Ms. Eastland brings more than 25 years of financial management experience to Oncothyreon,” said Robert L. Kirkman, M.D., President and CEO of Oncothyreon. “We are confident that this experience, coupled with her strategic planning and operational expertise in the biotechnology arena, will be an asset to our company, and we welcome her to our management team.”

“I am delighted to join Oncothyreon and am looking forward to contributing to the company’s development,” said Ms. Eastland.  “With the first interim look for the START trial of Stimuvax expected by year end, and with multiple Phase 2 trials for the PI-3 kinase inhibitor PX-866 being planned, it is an exciting time in Oncothyreon’s history.”

Ms. Eastland served as Chief Financial Officer and Vice President Finance and Operations of VLST Corporation, a privately-held biotechnology company, from February 2006 to 2010.  From 2000 to 2005, Ms. Eastland held various finance positions at Dendreon Corporation, a publicly-traded biotechnology company, most recently as the Vice President of Strategic Planning. Prior to Dendreon, Ms. Eastland worked for Amgen, Inc. as area finance manager and assistant controller for its Colorado operations. Ms. Eastland has also worked as director of finance and planning for Encore Media Group, international finance and business manager and senior financial analyst for SCIENCE Magazine and financial manager for the Discovery Channel.  Ms. Eastland received an M.B.A. from Edinburgh University Management School and a B.S. in finance from Colorado State University.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

This release contains statements that are forward-looking, including statements regarding Oncothyreon’s expectations regarding clinical development activities. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. Forward-looking statements involve risks and uncertainties, many of which are beyond Oncothyreon’s control. For a detailed description of such risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

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Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC.
2601 Fourth Avenue, Suite 500
Seattle, WA 98121
Tel: (206) 801-2100
Fax:  (206) 801-2101
http://www.oncothyreon.com